EXHIBIT INDEX

1.17 Resolution of the Board of Directors of American Enterprise Life Insurance Company establishing 6 subaccounts dated April 1, 2003.

8.17 Copy of Participation Agreement by and among Third Avenue Variable Series Trust and Third Avenue Management LLC and American Enterprise Life Insurance Company dated June 5, 2002.

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.1 Consent of Independent Auditors for the American Express Signature One Variable Annuity.

10.2 Consent of Independent Auditors for the Wells Fargo Advantage Variable Annuity.

10.3 Consent of Independent Auditors for the Wells Fargo Advantage Builder Variable Annuity.

14.3 Power of Attorney to sign Amendments to this Registration Statement, dated April 16, 2003.

14.4 Power of Attorney to sign Amendments to this Registration Statement, dated April 21, 2003.